As filed with the Securities and Exchange Commission on March 24, 2025

Registration No. 333-264603

Registration No. 333-268307

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-3 NO. 333-264603

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-3 NO. 333-268307

UNDER

THE SECURITIES ACT OF 1933

ENDEAVOR GROUP HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	83-3340169
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

9601 Wilshire Boulevard, 3rd Floor

Beverly Hills, CA 90210

(310) 285-9000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Jason Lublin

Chief Financial Officer

9601 Wilshire Boulevard, 3rd Floor

Beverly Hills, CA 90210

(310) 285-9000 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With copies to:

Justin G. Hamill Michael V. Anastasio Ian Nussbaum Benjamin J. Cohen Latham & Watkins LLP 1271 Avenue of the Americas New York, NY 10020

Seth Krauss, Esq.

Chief Administrative Officer & Senior Counsel to the Board of Directors and Senior Management

Robert Hilton, Esq.

Senior Vice President, Deputy General Counsel & Corporate Secretary

Endeavor Group Holdings, Inc.

11 Madison Avenue

New York, NY 10010

(212) 586-5100

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller Reporting Company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-3 (each, a “Registration Statement” and collectively, the “Registration Statements”) filed by Endeavor Group Holdings, Inc., a Delaware corporation (the “Registrant”) with the U.S. Securities and Exchange Commission (the “SEC”):

•	Registration Statement No. 333-264603, filed with the SEC on May 2, 2022;

•	Registration Statement No. 333-268307, filed with the SEC on November 10, 2022;

On March 24, 2025, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), entered into on April 2, 2024, by and among the Registrant, Endeavor Manager, LLC (“Endeavor Manager”), Endeavor Operating Company, LLC (“Endeavor Operating Company,” and together with the Registrant and Endeavor Manager, the “Company Entities” and each, a “Company Entity”), Endeavor Executive Holdco, LLC, Endeavor Executive PIU Holdco, LLC, and Endeavor Executive II Holdco, LLC, Wildcat EGH Holdco, L.P. (“Holdco Parent”), Wildcat OpCo Holdco, L.P. (“OpCo Parent” and, together with Holdco Parent, the “Parent Entities” and each, a “Parent Entity”), Wildcat PubCo Merger Sub, Inc., a wholly-owned subsidiary of Holdco Parent (“Company Merger Sub”), Wildcat Manager Merger Sub, L.L.C., a wholly-owned subsidiary of Company Merger Sub (“Manager Merger Sub”), Wildcat OpCo Merger Sub, L.L.C., a wholly-owned subsidiary of OpCo Parent (“OpCo Merger Sub”), (a) OpCo Merger Sub merged with and into Endeavor Operating Company, collectively owned, directly or indirectly, by OpCo Parent, the Registrant, Endeavor Manager and certain direct or indirect holders of equity interests in the Company and Endeavor Operating Company each of which entered into a rollover agreement with the Parent Entities (the “Rollover Holders”) (the “OpCo Merger”), (b) immediately following the OpCo Merger, Manager Merger Sub merged with and into Endeavor Manager, wholly-owned by the Registrant (the “Manager Merger”) and (c) immediately following the Manager Merger, Company Merger Sub merged with and into the Registrant, collectively owned, directly or indirectly, by Holdco Parent and/or certain Rollover Holders (the “Company Merger” and, together with the Manager Merger and the OpCo Merger, the “Merger”).

In connection with the closing of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove and withdraw from registration, by means of a post-effective amendment, any of the securities that had been registered which remain unsold or otherwise unissued at the termination of the offerings, the Registrant hereby removes and withdraws from registration all securities that were registered but unsold or otherwise unissued under the Registration Statements as of the date hereof.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 3, 2024.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in Beverly Hills, California, on this 24th day of March, 2025.

ENDEAVOR GROUP HOLDINGS, INC.

By:	/s/ Jason Lublin
Name:	Jason Lublin
Title:	Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.